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                                                                    Exhibit 10.9


          SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PURSUANT TO THE

          JEFFERIES GROUP, INC. 1999 DIRECTORS' STOCK COMPENSATION PLAN

Each member of the Board of Directors of Jefferies Group, Inc. who is also a non-employee is entitled to receive the following compensation under the terms of the Jefferies Group, Inc. 1999 Directors' Stock Compensation Plan:

      -     an annual retainer of $30,000, paid quarterly;

      - annual grant of $80,000 in restricted common stock or deferred shares of Jefferies Group, Inc.;

      - $1,500 for attendance at each regular meeting of the Board of Directors;

      - $2,000 for attendance at each special meeting of the Board of Directors;

      - an annual fee of $3,000 is paid to each Chairman of a Committee of the Board of Directors;

      -     $1,000 for each Committee meeting attended.

Under the Jefferies Group, Inc. 1999 Directors' Stock Compensation Plan, each non-employee Director may elect to receive annual retainer fees, meeting fees and Chairman's fees in the form of cash, deferred cash or deferred shares. If deferred cash is elected, interest is credited to such deferred cash at the prime interest rate in effect at the date each annual meeting of stockholders. If deferred shares are elected, dividend equivalents equal to dividends declared and paid on the common stock of Jefferies Group, Inc. are credited to a Director's account and reinvested as additional deferred shares.